Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated August 4, 2025

Supplementing the Preliminary Prospectus Supplement, dated August 4, 2025

Registration No. 333-281209

QUANTA SERVICES, INC.

$500,000,000 4.300% Senior Notes due 2028 (the “2028 Notes”)

$500,000,000 4.500% Senior Notes due 2031 (the “2031 Notes”)

$500,000,000 5.100% Senior Notes due 2035 (the “2035 Notes” and, together with the 2028 Notes and the 2031 Notes, the “Notes”)

Pricing Supplement dated August 4, 2025 (this “Pricing Supplement”) to the Preliminary Prospectus Supplement dated August 4, 2025 (the “Preliminary Prospectus Supplement”) of Quanta Services, Inc.

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

	2028 Notes	2031 Notes	2035 Notes

Title of Security:	4.300% Senior Notes due 2028	4.500% Senior Notes due 2031	5.100% Senior Notes due 2035

Aggregate Principal Amount:	$500,000,000	$500,000,000	$500,000,000

Maturity Date:	August 9, 2028	January 15, 2031	August 9, 2035

Public Offering Price:	99.963%, plus accrued and unpaid interest, if any, from August 7, 2025	99.731%, plus accrued and unpaid interest, if any, from August 7, 2025	99.705%, plus accrued and unpaid interest, if any, from August 7, 2025

Coupon:	4.300%	4.500%	5.100%

Yield-to-Maturity:	4.313%	4.557%	5.138%

Spread to Benchmark Treasury:	+65 bps	+80 bps	+93 bps

Benchmark Treasury:	3.875% due July 15, 2028	3.875% due July 31, 2030	4.250% due May 15, 2035

Benchmark Treasury Price and Yield:	100-183⁄4 / 3.663%	100-17 / 3.757%	100-10+ / 4.208%

Optional Redemption:	Prior to July 9, 2028, make-whole call at T+ 10 bps. Par call on or after July 9, 2028.	Prior to December 15, 2030, make-whole call at T+ 15 bps. Par call on or after December 15, 2030.	Prior to May 9, 2035, make-whole call at T+ 15 bps. Par call on or after May 9, 2035.

CUSIP/ISIN Numbers:	CUSIP: 74762E AM4 ISIN: US74762EAM49	CUSIP: 74762E AN2 ISIN: US74762EAN22	CUSIP: 74762E AP7 ISIN: US74762EAP79

Terms Applicable to All Notes

Issuer:	Quanta Services, Inc.

Interest Payment Dates:

2028 Notes: February 9 and August 9 of each year, commencing February 9, 2026

2031 Notes: January 15 and July 15 of each year, commencing January 15, 2026

2035 Notes: February 9 and August 9 of each year, commencing February 9, 2026

Record Dates:	2028 Notes: January 24 and July 24 2031 Notes: January 1 and July 1 2035 Notes: January 24 and July 24

Change of Control Triggering Event:	101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase

Gross Proceeds:	$1,496,995,000

Net Proceeds to Issuer Before Expenses:	$1,488,995,000

Ratings:*	Baa3/BBB/BBB (Moody’s/S&P/Fitch)

Trade Date:	August 4, 2025

Settlement Date:	August 7, 2025 (T+3). The Issuer expects that delivery of the Notes will be made to investors on or about August 7, 2025, which will be the third business day following the date of pricing the Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Joint Book-Running Managers with respect to the 2028 Notes:	BofA Securities, Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC PNC Capital Markets LLC Truist Securities, Inc. BMO Capital Markets Corp. U.S. Bancorp Investments, Inc.

Joint Book-Running Managers with respect to the 2031 Notes:	BofA Securities, Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC PNC Capital Markets LLC Truist Securities, Inc. BNP Paribas Securities Corp. CIBC World Markets Corp.

Joint Book-Running Managers with respect to the 2035 Notes:	BofA Securities, Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC PNC Capital Markets LLC Truist Securities, Inc. Citizens JMP Securities, LLC BBVA Securities Inc.

Senior Co-Managers with respect to the 2028 Notes:	Citizens JMP Securities, LLC

Senior Co-Managers with respect to the 2031 Notes:	BMO Capital Markets Corp. Citizens JMP Securities, LLC

Senior Co-Managers with respect to the 2035 Notes:	BMO Capital Markets Corp.

Co-Managers with respect to the 2028 Notes:	BBVA Securities Inc. BNP Paribas Securities Corp. CIBC World Markets Corp. RBC Capital Markets, LLC

Co-Managers with respect to the 2031 Notes:	BBVA Securities Inc. U.S. Bancorp Investments, Inc. RBC Capital Markets, LLC

Co-Managers with respect to the 2035 Notes:	BNP Paribas Securities Corp. CIBC World Markets Corp. U.S. Bancorp Investments, Inc. RBC Capital Markets, LLC

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Offering Format:	SEC Registered (Registration No. 333-281209)

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. No report of any rating agency is incorporated by reference herein

FREE WRITING PROSPECTUS LEGEND

QUANTA SERVICES, INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT) IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS QUANTA SERVICES, INC. HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT QUANTA SERVICES, INC. AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, QUANTA SERVICES, INC., THE UNDERWRITERS OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM FROM: BOFA SECURITIES, INC., TOLL-FREE AT 1-800-294-1322, WELLS FARGO SECURITIES, LLC, 608 2ND AVENUE SOUTH, SUITE 1000, MINNEAPOLIS, MINNESOTA, ATTENTION: WFS CUSTOMER SERVICE, TOLL-FREE AT 1-800-645-3751 OR EMAIL: WFSCUSTOMERSERVICE@WELLSFARGO.COM, J.P. MORGAN SECURITIES LLC, 383 MADISON AVENUE, NEW YORK, NEW YORK 10179, ATTENTION: INVESTMENT GRADE SYNDICATE DESK, 3RD FLOOR, COLLECT AT 1-212-834-4533, PNC CAPITAL MARKETS LLC, TOLL-FREE AT 1-855-881-0697 OR EMAIL: PNCCMPROSPECTUS@PNC.COM AND TRUIST SECURITIES, INC. AT 1-800-685-4786 OR EMAIL: TRUISTSECURITIES.PROSPECTUS@TRUIST.COM.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.